Exhibit 99.1

iBIQUITY DIGITAL CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2014 and 2013

IBIQUITY DIGIAL CORPORATION

Independent Auditors’ Report

The Board of Directors
iBiquity Digital Corporation:

We have audited the accompanying consolidated financial statements of iBiquity Digital Corporation and subsidiaries (the Company), which comprise the consolidated balance sheets as of September 30, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iBiquity Digital Corporation as of September 30, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has notes and interest payable of $170.3 million due to mature on June 30, 2015, lacks sufficient capital resources to fund debt service, and has a net capital deficiency. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

December 8, 2014

iBIQUITY DIGITAL CORPORATION

Consolidated Balance Sheets

September 30, 2014 and 2013

(In thousands, except share and per share data)

Assets	2014	2013
Current assets:
Cash and cash equivalents	$14,809	$10,266
Investments	3,500	5,750
Accounts receivable, net of allowance of $89 and $789, respectively	4,761	3,077
Prepaid expenses and other current assets	3,650	3,905
Total current assets	26,720	22,998
Restricted cash	10	10
Fixtures, furniture, and equipment, net	1,355	804
Goodwill, net	33,164	33,164
Other intangibles, net	3,559	3,681
Other assets	225	136
Total assets	$65,033	$60,793
Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,247	$657
Accrued expenses	10,836	11,322
Deferred revenue	6,056	5,170
Current portion of long-term debt	138,369	138,692
Current portion of interest payable on long-term debt	31,971	21,035
Management incentive plan liability	8,766	8,916
Total current liabilities	197,245	185,792
Long-term debt	—	53
Common stock and Series A-E redeemable convertible preferred stock warrants	10,865	25,269
Series E, Series D, and Series C redeemable convertible preferred stock warrants	33	300
Total liabilities	208,143	211,414
Commitments and contingencies
Redeemable convertible preferred stock, $0.000001 par value. Authorized 52,629,716,000 shares:
Series E redeemable convertible preferred stock	127,728	127,728
Series D redeemable convertible preferred stock	12,344	12,344
Series C redeemable convertible preferred stock	159,555	164,910
Series A redeemable convertible preferred stock	32,390	34,506
Series B redeemable convertible preferred stock	12,409	15,511
	344,426	354,999
Stockholders’ deficit:
Common stock, $0.000001 par value. Authorized 134,055,400,000 shares; issued and outstanding 9,831,046 shares	99	99
Accumulated deficit	(487,635)	(505,719)
Total stockholders’ deficit	(487,536)	(505,620)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$65,033	$60,793

See accompanying notes to consolidated financial statements.

iBIQUITY DIGITAL CORPORATION

Consolidated Statements of Operations

Years ended September 30, 2014 and 2013

(In thousands)

	2014	2013
Revenues:
Royalties and licenses, net of subsidies and incentives	$44,590	$31,701
Other	734	888
Total revenues	45,324	32,589
Cost of sales	3,266	2,709
Gross profit	42,058	29,880
Operating expenses:
Research and development	12,153	10,322
General and administrative	8,192	6,291
Marketing	7,350	6,671
Total operating expenses	27,695	23,284
Income from operations	14,363	6,596
Interest income	18	13
Interest expense	(21,980)	(19,781)
Other income (expenses)	92	(305)
Mark-to-market adjustments on warrants	14,671	23,458
Income before income taxes	7,164	9,981
Income tax benefit	(346)	(1,808)
Net income	$7,510	$11,789

See accompanying notes to consolidated financial statements.

iBIQUITY DIGITAL CORPORATION

Consolidated Statements of Changes in Stockholders’ Deficit

Years ended September 30, 2014 and 2013

(In thousands, except share data)

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders’
	Shares	Amount	capital	deficit	deficit
Balance, September 30, 2012	9,831,046	$99	$—	$(516,547)	$(516,448)
Accretion of preferred stock redemption preference	—	—	(961)	—	(961)
Reclass of negative APIC to accumulated deficit	—	—	961	(961)	—
Net income	—	—	—	11,789	11,789
Balance, September 30, 2013	9,831,046	99	—	(505,719)	(505,620)
Accretion of preferred stock redemption preference	—	—	(106)	—	(106)
Reclass of negative APIC to accumulated deficit	—	—	106	(106)	—
Redemption and retirement of redeemable convertible preferred stock	—	—	—	10,680	10,680
Net income	—	—	—	7,510	7,510
Balance, September 30, 2014	9,831,046	$99	$—	$(487,635)	$(487,536)

See accompanying notes to consolidated financial statements.

iBIQUITY DIGITAL CORPORATION

Consolidated Statements of Cash Flows

Years ended September 30, 2014 and 2013

(In thousands)

	2014	2013
Cash flows from operating activities:
Net income	$7,510	$11,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	605	430
Amortization of other intangibles	515	508
Noncash interest expense	10,714	19,773
Share-based compensation	(149)	(183)
Mark-to-market adjustments on warrants	(14,671)	(23,458)
Changes in assets and liabilities resulting from operating activities:
Accounts receivable	(1,684)	(1,259)
Prepaid expenses and other current assets	255	(3,246)
Other assets	(89)	2,232
Accounts payable	590	(1,056)
Accrued expenses	(486)	(1,358)
Deferred revenue	886	(477)
Net cash provided by operating activities	3,996	3,695
Cash flows from investing activities:
Purchases of fixtures, furniture, and equipment	(1,156)	(375)
Purchase of other intangibles	(393)	(291)
Purchases of marketable securities	(6,250)	(8,750)
Sales of marketable securities	8,500	6,250
Net cash provided by (used in) investing activities	701	(3,166)
Cash flows from financing activity:
Payments on borrowings of long term debt	(154)	(102)
Net cash used in financing activity	(154)	(102)
Net increase in cash and cash equivalents	4,543	427
Cash and cash equivalents, beginning of year	10,266	9,839
	$14,809	$10,266
Supplemental cash flow information:
Cash paid during the year for:
Interest	$11,266	$—
Noncash financing activity:
Redemption of redeemable convertible preferred stock	$10,680	$—

See accompanying notes to consolidated financial statements.

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(1)                Organization, Business, and Liquidity

iBiquity Digital Corporation (iBiquity, the Company, we, or us) is the sole developer and licenser of HD Radio™ Technology. HD Radio Technology is the only FCC-approved method to upgrade AM/FM radio broadcasting from analog to digital. The Company licenses HD Radio Technology primarily to AM/FM radio broadcasters, manufacturers of transmission equipment, manufacturers of semiconductors, and receiver manufacturers. The Company earns most of its revenues from licensing royalties from receiver manufacturers. The Company currently has incentive agreements in place with some of these receiver manufacturers and their customers.

The Company’s success depends upon the number of receivers sold that are equipped with HD Radio Technology, the number of radio stations going on air with its technology, and various other related factors of its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The following factors raise concern about the Company’s ability to continue as a going concern:

i.                            The Company incurred operating losses from its inception through 2012. In 2013, it generated operating income for the first time.

ii.                        The Company has a net stockholders’ deficit of $487.5 million at September 30, 2014 and $505.6 million at September 30, 2013.

iii.                    The Company currently lacks sufficient capital resources to fund debt service or the obligations related to its outstanding redeemable preferred stock. The Company has notes and interest payable of $170.3 million at September 30, 2014, which mature on June 30, 2015.

iv.                    Pursuant to the restructured debt agreement, effective June 30, 2014, the Company’s lenders (see note 5) gained control of 75% of the voting interests of the Company, and control over the Board of Directors, such that they could force the sale or liquidation of the Company.

The Company plans to either work with the lenders to develop an ownership structure that will not impact the ongoing operations of the Company upon maturity of the notes and interest payable on June 30, 2015 or enter into a recapitalization transaction with new equity participants.

Furthermore, the Company’s operating activities may not result in cash flow sufficient to finance and expand its business. Realization of certain assets is dependent upon the success of future operations. While the Company believes in the viability of its strategy with respect to the ownership structure, completing a recapitalization, and to increase revenues and profitability; there can be no assurances to that effect.

These consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classifications of liabilities that might be necessary if the Company is unable to continue as a going concern.

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(2)                  Summary of Significant Accounting Policies

(a)                  Basis of Presentation and Use of Estimates

The Company prepared these financial statements using United States Generally Accepted Accounting Principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company uses significant estimates in the determination of the useful lives of intangible assets subject to amortization, in the review of goodwill and other intangible assets for impairment and in the determination of fair value of its preferred stock warrants and management incentive plan liability. Actual results could differ from these and other estimates.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)                  Revenue Recognition

The Company earns revenues primarily from licensing the rights to use its HD Radio Technology to manufacturers of radio receivers, manufacturers of semiconductors, manufacturers of transmission equipment, and broadcasters. In certain more limited situations, the Company provides customized software development and post-contract customer support (PCS) on developed software, which includes when-and-if-available upgrades primarily to manufacturers of semi-conductors. The Company also receives royalties from a satellite radio company for the use of its technologies.

Revenues related to arrangements that include the licensing of software are recognized in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605-985, Revenue Recognition: Software, and related interpretations. Revenues related to arrangements that do not include the licensing of software are recognized based on ASC 605-10, Revenue Recognition. Under ASC 605-10 and ASC 605-985, revenues are recognized when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured.

The Company recognizes royalties as revenue upon receipt of a licensee’s royalty report or payment.

Broadcasters pay upfront license fees for perpetual licenses upon execution of a station license agreement. These licenses include explicit PCS elements and the Company’s policy is to charge separately for PCS. PCS is recognized ratably over the contractual PCS period.

The Company enters into arrangements with customers to develop technology and software to support new semi-conductor implementations and broadcast applications for HD Radio Technology. These arrangements include significant modification and customization of the software and explicit PCS elements, which is recognized in accordance with ASC 605-985 and ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. Under this method, the Company recognizes revenue ratably over the period from the point in time the development is complete until

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

the end of the stated PCS period. Once the developed technology is commercialized, the Company recognizes unit royalties under these arrangements upon receipt of a license’s royalty report or upon payment.

The Company provides cash and hardware subsidies to certain radio receiver, module and semiconductor manufacturers as an incentive to manufacture and sell HD Radio products. The Company records these subsidies as a reduction of the revenue earned from each specific customer. Subsidies provided in excess of revenue for a specific customer are recorded as marketing expenses in accordance with ASC 605-50, Revenue Recognition – Customer Payments and Incentives.

The Company sells certain test equipment to radio receiver and component manufacturers. From time-to-time, the Company has sold radio receivers as a means of raising product awareness within the market. Revenues from these sales, including shipping charges, are recognized upon delivery. Costs of shipping are recorded as cost of sales.

Deferred revenue includes prepaid fees received for broadcast licenses, manufacturing licenses and royalties, and software development milestones that are deferred and recognized as revenue as earned over the license term or the PCS period.

(c)                   Fixtures, Furniture, and Equipment

Fixtures, consisting primarily of leasehold improvements, furniture, and equipment are stated at historical cost less accumulated depreciation. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets or, in the case of leasehold improvements, the shorter of the lease term or the useful lives of the assets. Useful lives of furniture and equipment range from three to five years. Depreciation expense was $0.6 million and $0.4 million in the years ended September 30, 2014 and 2013, respectively.

(d)                  Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over fair values of net assets of acquired businesses. Other intangible assets consist of certain costs incurred by the Company in connection with its HD Radio technology patents. GAAP requires that the purchase method of accounting be used for all business combinations and specifies the criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. Goodwill and intangible assets with indefinite useful lives are tested for impairment on September 30 of each year or more frequently if events or changes in circumstances indicate a possible impairment. Intangible assets with finite useful lives are amortized on a straight-line basis over their respective estimated useful lives and reviewed for impairment.

Long-lived assets and certain identifiable intangibles, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment losses were recognized during the years ended September 30, 2014 and 2013.

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

In December 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A). ASU 2010-28 modifies Step 1 of the goodwill impairment test under ASC Topic 350 for reporting units with zero or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or enterprise valuation premise to determine the fair value of a reporting unit.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The update simplifies how an entity tests goodwill for impairment. The amendments in the update allow entities an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under that option, an entity no longer would be required to calculate the fair value of a reporting unit unless the entity determines, based on that qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.

The Company adopted ASU 2010 - 28 and ASU 2011 - 08 on October 1, 2012 and determined that no qualitative factors existed that indicated that it was more likely than not that a goodwill impairment exists. As a result, the Company was not required to perform Step 2 of the goodwill impairment test.

For the annual goodwill impairment tests as of September 30, 2014 and 2013, the Company performed a qualitative assessment as permitted by ASU 2011-08 for its reporting unit and determined that it was more likely than not that the fair value of its reporting unit exceeded its carrying value.

(e)                   Cash Equivalents, Investment Securities, and Restricted Cash Equivalents

The Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents.

Investment securities consist of a portfolio of certificates of deposit that are short term in nature.

Restricted cash equivalents consist of accounts pledged as collateral for ACH processing and an escrowed balance securing an automobile multi-year lease letter of credit and are classified as noncurrent assets.

(f)                     Research and Development

Research and development costs consist primarily of salaries and personnel costs, consulting services, parts and supply costs, quality assurance, testing and related indirect costs incurred in the development of integrated circuits, development of new products, and enhancement of existing products. Such costs are expensed as incurred.

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(g)                  Debt, Debt Discounts/Premiums, and Issuance Costs

The Company records debt, net of discounts/premiums and records certain debt issuance costs as deferred costs. Discounts/premiums and deferred debt issuance costs are recognized as interest expense using the effective interest rate method over the term of the debt. Modifications that are deemed substantial are accounted for as extinguishments of the outstanding debt instrument and the issuance costs of a new debt instrument paid to, or on the behalf of, the lender are recorded as a component of debt restructuring costs. Fees paid to the lender associated with modifications that are not deemed substantial are deferred and amortized as an adjustment of interest expense over the term of the modified instrument using the effective interest method.

(h)                  Fair Value Measurements

Under ASC 820, Fair Value Measurements and Disclosures, the Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 describes three levels of inputs that may be used to measure fair value.

Level 1:                     Quoted prices in active markets that are accessible by us at the measurement date for identical assets and liabilities.

Level 2:                     Prices not directly accessible by us. Such prices may be based upon quoted prices in active markets or inputs not quoted on active markets, but corroborated by market data.

Level 3:                     Unobservable inputs are used when little or no market data is available.

The hierarchy noted above requires us to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value.

The fair value measurements relate to the management incentive plan liability (note 7) and redeemable convertible preferred stock warrants (notes 5 and 6) and are measured on a recurring basis using Level 3 inputs. There were no transfers between levels in 2014 or 2013.

As of September 30, 2014, the fair values of the management incentive plan liability and redeemable convertible preferred stock warrants were derived from the fair value of the Company which was determined utilizing a hybrid of the income and market approaches. The income approach values the Company based on future cash flow expectations and was the primary methodology used as iBiquity’s operations are expected to generate cash flows for its capital owners. The market approach values the Company through an analysis of recent sales or offerings of comparable or “guideline” companies and was given less consideration due to differences between the Company and its comparables.

As of September 30, 2013, the fair value of the management incentive plan liability and redeemable convertible preferred stock warrants were derived from the fair value of the Company which was determined utilizing market multiples based on a set of guideline companies and/or guideline transactions to establish fair value. The assumptions utilized in the evaluation of fair value under the market approach include the selection of comparable or “guideline” companies, which are subject to

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

change based on their economic characteristics and the selection of reference transactions, if any, for which a fair value impact may be assessed based on market prices realized in an actual transaction.

The change in valuation methodology from solely a market approach in 2013 to an income and market approach in 2014 was the result of the Company revising the estimated likelihood of a liquidity event, either an initial public offering (IPO) or an acquisition, taking place in the upcoming year.

The carrying value of financial instruments including cash and cash equivalents, investments, account receivable, other current assets, and accounts payable approximate estimated market values because of their short-term nature.

(i)                      Recently Adopted Accounting Standards

In January 2014, the FASB issued ASU No. 2014-02, Intangibles – Goodwill and Other (Topic 350): Accounting for Goodwill a consensus of the Private Company Council. The update allows private entities the alternative to amortize goodwill on a straight-line basis over a period not to exceed a 10-year useful life. An entity that elects the accounting alternative is further required to make an accounting policy election to test for goodwill impairment at either the entity level or the reporting unit level. Moving forward, goodwill should be tested for impairment when a triggering event occurs that indicate the fair value of the entity (or reporting unit) may be below its carrying amount. The accounting alternative, if elected, should be applied prospectively to goodwill existing at the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014 with early adoption being permitted. The Company has elected not to adopt the accounting alternative during fiscal year 2014 and is currently evaluating the impact going forward.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 will be effective for the Company in the fiscal year ending September 30, 2018. The Company is currently in the process of evaluating the impact of adoption of this ASU on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), which describes how entities should assess their ability to meet their obligations and sets disclosure requirements about how this information should be communicated. The standard requires management to assess going concern, which was previously only required within auditing standards. The new standard states that entities must perform a going concern assessment by evaluating their ability to meet their obligations for a look-forward period of one year from the financial statements issuance date (or date the financial statements are available to be issued). Disclosures are required if it is probable that an entity will be unable to meet its obligations within the look-forward period. Incremental substantial doubt disclosure is required if the probability is not mitigated by management’s plans. The new standard applies to all entities for the first annual period ending after December 15, 2016, and interim periods thereafter. The Company is currently in the process of evaluating the impact of adoption.

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(3)                  Intangible Assets

Intangible assets subject to amortization are summarized as follows at September 30, 2014 and 2013 (in thousands):

	2014			2013
		Accumulated	Amortization		Accumulated	Amortization
Asset class	Cost	amortization	expense	Cost	amortization	expense

Patents	$6,881	(3,322)	515	6,488	(2,807)	508

Estimated amortization of these assets for the next five fiscal years is as follows (in thousands):

Year ending September 30:
2015	$432
2016	396
2017	353
2018	306
2019	247

(4)                  Commitments and Contingencies

(a)                  Lease Commitments

The Company has several noncancelable operating leases for office space expiring on various dates through 2021. The future minimum lease payments required under these noncancelable operating leases as of September 30, 2014 are as follows (in thousands):

Year ending September 30:
2015	$580
2016	682
2017	632
2018	648
2019 and thereafter	1,632

In July 2014, the Company and the landlord of its Columbia, MD office entered into an agreement to extend the Company’s lease five years and six months through February 2021. Under the terms of the agreement, no rent payment is due for the months September 2014 through February 2015.

Rent expense under operating leases was approximately $0.7 million for each of the years ended September 30, 2014 and 2013.

(b)                  Other Commitments

The Company has entered into subsidy and incentive agreements with radio receiver manufacturers, automobile manufacturers, and consumer electronics retailers that require payments, usually on a per radio basis, on the manufacture and the sale of HD Radio receivers. These arrangements expire at

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

various times through 2017 and could require aggregate payments of up to $16.4 million as follows: $10.7 million in 2015, $4.2 million in 2016, and $1.5 million in 2017. The total maximum commitment under these subsidy and incentive programs for the year ended September 30, 2014 was $12.3 million, of which $4.4 million was earned by the counterparties in these arrangements throughout the year.

The Company is also a party to a letter of credit in the amount of approximately $0.1 million to secure an automobile used by an employee.

(c)                   Litigation

The Company is aware of various litigation matters, some of which involve claims for damages that could be substantial in amount. The Company records provisions for litigation matters and other claims when the Company believes a loss is probable and the amount can be reasonably estimated. In the Company’s opinion, adequate provision has been made for losses with respect to litigation matters and other claims, and the ultimate resolution of these matters is not likely to have a material effect on its financial position or results of operations. At September 30, 2014, recorded aggregate liabilities related to these claims were not material. The Company’s assessment of the potential outcomes of these matters involves significant judgment and is subject to change based on future developments.

(d)                  Indemnifications

The Company has indemnified certain licensees against potential losses they might suffer if a third party successfully claims that its licensed technology infringes upon others’ intellectual property rights. The Company believes that its intellectual property rights are well documented, but is prepared to indemnify licensees as obligated. The Company believes the aggregate fair value of these guarantees is immaterial.

(5)                  Debt

Debt consists of the following as of September 30 (in thousands):

	2014	2013
Notes payable to lenders due June 2015 including interest payable of $31,971 and $21,035 as of September 30, 2014 and 2013, respectively	$170,265	$159,329
Other	—	155
	170,265	159,484

Unamortized premium	74	296
	170,339	159,780

Less current maturities	170,339	159,727
Long-term debt, net of current maturities	$—	$53

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iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

The notes payable to lenders originated in February 2005 when the Company entered into loan agreements to borrow $20 million. Subsequently, in December 2006, March 2008, and July 2009, the notes were amended to increase the aggregate borrowings by $30 million, $5 million, and extend the maturity dates, respectively. Throughout the original borrowings and subsequent amendments, the Company issued warrants to the lenders for the purchase of several different series of preferred stock.

In August 2012, the loan agreement and subsequent amendments were restructured under the second Amended and Restated Credit Agreement at the full accreted value of $138.3 million (including accrued unpaid interest). The restructured debt was payable on June 30, 2014 with the option to extend through June 30, 2015 based on a partial repayment of amounts due, exceeding a financial target, or the occurrence of other liquidity events such as a qualified initial public offering (as defined in the credit agreement), or the initiation of the sale of substantially all of the Company’s assets. In January 2014, the Second Amended and Restated Credit Agreement was amended to reduce the financial target required to defer the debt’s maturity. The Company confirmed it had met the financial target effective March 2014 and elected to defer the debt’s maturity to June 30, 2015. The restructured debt bears interest of 12.25% per annum, which increases 0.25% per annum beginning on October 1, 2012, and continues to increase 0.25% every quarter thereafter until the debt is fully repaid. The interest is payable in cash or can be added to the principal of the outstanding debt at the Company’s election. Provided the Company elects to pay the quarterly interest in cash when due, the interest rate of the debt will not increase in the following quarter. The Company made interest payments to lenders for the quarters ended December 31, 2013, March 31, 2014, and September 30, 2014 and is accruing the remaining interest payable. The September 30, 2014 payment was made in October 2014, however, the lenders have agreed not to increase the interest rate as though payment had been received in September. As of September 30, 2014, the interest rate of the debt was 13.50%. The restructured notes and accrued interest are classified as short-term.

The lenders were issued warrants on closing that allowed them to purchase a 35% equity ownership in all share classes. These warrants increase equity ownership rights every six months by 10% until it reaches 99% in June 2015 and allow the holders of the warrants to vote their shares on an as exercised basis. In addition, the lenders were given board seats that will increase in conjunction with their increase in ownership rights. Once the debt has been repaid in full, the equity ownership rights associated with the warrants cease to increase. On December 31, 2013 and June 30, 2014, lenders’ equity ownership rights through these warrants increased to 65% and 75%, respectively. As of September 30, 2014 and 2013, lenders’ ownership rights under these warrants were 75% and 55%, respectively.

For the years ended September 30, 2014 and 2013, the Company recorded approximately $14.4 million and $23.3 million of income to reflect a mark-to-market adjustment to the estimated fair value of the warrants, respectively.

In October 2007, the Company entered into loan agreements with the Maryland and Howard County Economic Development Assistance Authorities. The loans total $0.3 million and were renegotiated in 2010. The agreements allow for forgiveness of principal and interest provided the Company meets certain future staffing and office location requirements in the state and county. In April 2014, the Company paid the remaining principal and interest due under the loan agreements.

As of September 30, 2014, the estimated fair value of outstanding debt, including accrued interest approximated the carrying value due to the fact the lenders’ ownership rights increase to 99% upon

15	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

maturity of the debt on June 30, 2015, at which time, the Company estimates a liquidation event would allow the lenders to recover the full carrying value. The estimated fair value as of September 30, 2013 was $160.4 million. The Company estimated the fair value of the outstanding debt instruments in the prior year by discounting the required contractual cash flows by the effective rates of terms of refinancing transactions that were in negotiation on or around the balance sheet date and that the Company believes approximated market terms.

(6)                  Redeemable Preferred Stock and Preferred Stock Warrants

The Board of Directors has authorized 52,629,716,000 shares of preferred stock with a par value of $0.000001 per share. In August 2012, as part of the debt restructuring, the Company modified the par value of preferred stock from $0.01 to $0.000001 per share. An additional 146,834,665 shares of voting preferred stock, including 145,829,709 related to the August 2012 debt restructuring, are issuable through lender warrants. The following shares of preferred stock were issued and outstanding as of September 30, 2014 (in thousands except share data):

		Number of
		common
	Number of	shares	Aggregate
	shares	issuable upon	liquidation
Class of preferred stock	outstanding	conversion	preference

Series E redeemable convertible preferred	15,538,687	15,538,687	$127,728
Series D redeemable convertible preferred	2,252,537	2,252,537	12,344
Series C redeemable convertible preferred (excludes accrued dividends associated with Series C)	25,986,078	25,986,078	79,777
Series A redeemable convertible preferred	3,494,030	3,494,030	32,390
Series B redeemable convertible preferred	1,338,571	1,338,571	12,409

In April 2000, the Company issued 4,442,900 shares of Series A redeemable convertible preferred stock. In August 2000, the Company issued 6,359,048 shares of Series B convertible preferred stock at a price of $9.27 per share. From April 2002 through December 2006, the Company issued 26,872,969 shares of Series C redeemable convertible preferred stock at a price of $3.07 per share. In March 2008, the Company issued 2,737,226 shares of Series D redeemable convertible preferred stock at a price of $5.48 per share.

In July 2009, the Company issued a total of 10,326,854 shares of Series E redeemable convertible preferred stock: 3,859,254 shares were purchased for $5.48 per share resulting in proceeds of $21 million; another 6,467,600 shares of Series E preferred stock were issued in exchange for previously issued shares of Series A, B, C, and D preferred and common shares that were canceled in the exchange. In November 2009, the Company issued 5,211,833 shares of Series E redeemable convertible preferred stock; 2,044,809 shares were purchased for $5.48 per share resulting in proceeds of $11.2 million; another 3,167,024 shares of Series E preferred stock were issued in exchange for previously issued shares of Series A, B, C, and D preferred and common shares that were canceled in the exchange. The Series E redeemable convertible preferred stock is senior to the other series of preferred stock, has an aggregate

16	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

liquidation preference of $127.7 million, is convertible at any time by the holders into an equal number of shares of common stock, and converts automatically upon a qualified public offering.

In conjunction with the exchanges of previously issued shares, the Company recognized a change in the fair value of the embedded conversion option. This was calculated by comparing the fair value of the conversion option prior to the exchange to the fair value after the exchange. The increase in value was recognized as a $1.0 million reduction in the carrying value of the converted shares and an increase in additional paid-in capital. The reduction to the preferred stock was accreted through June 30, 2012. The conversion of shares was not a substantial change in fair value and did not result in extinguishment accounting.

The holders of the Series C redeemable convertible preferred stock are entitled to receive, when and if declared, a dividend (termed the Accrued Dividend Liquidation Amount) equal to 2.5% per quarter, compounded quarterly from the issuance date to the date of an initial public offering, liquidation, or redemption. The Accrued Dividend Liquidation Amount is limited to the issuance price of the Series C redeemable convertible preferred stock. If the proceeds received by the Series C shareholders upon such an event are less than three times their original investment, the Accrued Dividend Liquidation Amount will be paid out, such that the aggregate of the proceeds and the Accrued Dividend Liquidation Amount will not exceed three times their original investment. If the proceeds received by the Series C shareholders on such an event equal or exceed three times their original investment, the Accrued Dividend Liquidation Amount shall be zero. As of September 30, 2014 and 2013, the unpaid and undeclared Accrued Dividend Liquidation Amount was approximately $79.8 million and $82.4 million, respectively, and was fully accreted.

In December 2013 and July 2014, the Company redeemed 1,441,590 preferred shares and 120,080 warrants at no cost. These shares and warrants were retired upon purchase. Subsequent to year end in October 2014, the Company redeemed an additional 334,643 preferred shares at no cost and subsequently retired them. No adjustment was made to reduce authorized shares.

Upon the election by the majority of all classes of preferred stock on or after June 30, 2017, the Company would be required to redeem all outstanding shares of preferred stock.

In February 2005, the Company issued warrants to acquire 1,300,000 shares of Series C redeemable convertible preferred stock in connection with borrowing under its loan agreement, which expired unexercised in February 2012. In December 2006, the Company issued warrants to acquire 1,573,267 shares of Series C redeemable convertible preferred stock in connection with refinancing its loan and entering into a new loan agreement, which expired unexercised in December 2013. In March 2008, the Company issued warrants to acquire 454,956 shares of Series D redeemable convertible preferred stock in connection with expanding its loan. The warrants have an exercise price of $0.01 per share, a term of seven years, and an aggregate fair value of approximately $2.0 million. In July 2009, the Company issued warrants to acquire 550,000 shares of Series E redeemable convertible preferred stock in connection with amending its loan agreement. The warrants have an exercise price of $0.01 per share and a term of seven years. The aggregate fair value of the warrants at issuance was approximately $1.8 million.

The warrants discussed above and in note 5 with respect to the August 2012 debt restructuring are liability classified as a result of the redemption feature in the underlying redeemable convertible preferred stock.

17	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

For the years ended September 30, 2014 and 2013, the Company recorded income of $0.3 million and $0.2 million to reflect a mark-to-market adjustment decreasing the estimated fair value of the warrants on its Series C, D, and E preferred stock, respectively.

18	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

The following table summarizes activity related to each class of redeemable convertible preferred stock for the years ended September 30, 2014 and 2013 (in thousands, except share data):

	Redeemable convertible		Redeemable convertible		Redeemable convertible		Redeemable convertible		Redeemable convertible
	preferred stock Series E		preferred stock Series D		preferred stock Series C		preferred stock Series A		preferred stock Series B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, September 30, 2012	15,538,687	$127,728	2,252,537	$12,344	26,864,675	$163,921	3,722,380	$34,506	1,673,214	$15,539
Accretion of redemption amount	—	—	—	—	—	989	—	—	—	(28)
Balance, September 30, 2013	15,538,687	127,728	2,252,537	12,344	26,864,675	164,910	3,722,380	34,506	1,673,214	15,511
Accretion of redemption amount	—	—	—	—	—	106	—	—	—	—
Redemption of shares	—	—	—	—	(878,597)	(5,461)	(228,350)	(2,116)	(334,643)	(3,102)
Balance, September 30, 2014	15,538,687	$127,728	2,252,537	$12,344	25,986,078	$159,555	3,494,030	$32,390	1,338,571	$12,409

19	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(7)                  Common Stock, Common Stock Warrants, Options, and Long-Term Incentive Plan

The Board of Directors has authorized 134,055,400,000 shares of redeemable common stock and common stock with a par value of $0.000001 per share. In August 2012, as part of the most recent debt restructuring, the Company modified the par value of common stock from $0.01 to $0.000001 per share. As of September 30, 2014, 9,831,046 shares of common stock were issued and outstanding. No shares of redeemable common stock have been issued. Holders of at least 20% of our common stock can require the Company to register their shares with the Securities and Exchange Commission provided that the shares to be registered have an aggregate market value of at least $3 million. To date no registration has taken place.

An additional 29,493,138 shares of voting common stock are exercisable through lender warrants.

The Company issued common stock warrants with Series C redeemable convertible preferred stock. The Company allocated the proceeds of the combined issuance between the Series C redeemable convertible preferred stock and the common stock warrants based on their relative fair values at the date of the issuance.

The Company has also, in limited instances, issued common stock warrants and options to prospective strategic partners as an inducement to enter into cooperative business arrangements. These warrants vest upon the achievement of certain milestones. The Company recognizes expense for the fair value of these awards if and when vesting becomes probable. To date, strategic partners have vested in 202,705 warrants that may be issued at a later date.

The following such common stock warrants and options were outstanding at September 30, 2014:

	Number of
	warrants/	Date	Exercise	Expiration
Type of issuance	options	issued	price	date
Issued in conjunction with
preferred stock	2,442,998	December 2004	$3.07	December 2014
Issued in conjunction with
preferred stock	1,221,499	May 2005	3.07	May 2015
Issued for services	814,332	October 2005	3.07	October 2015
Issued in conjunction with
preferred stock	1,221,499	February 2006	3.07	February 2016

The Company adopted its Long-Term Incentive Plan (LTIP) in February 1999. A total of 23,140,055 shares of common stock were reserved for issuance under the LTIP, as amended. The exercise prices for all options granted to date were equal to the estimated fair value of the underlying stock at the grant date. The estimated fair value of the underlying stock was determined by an independent, third-party, valuation firm. Service based options vested in annual increments over three or four years. Performance based options vested on the earlier of meeting certain performance milestones approved by the Compensation Committee of the Board of Directors or seven years. Options issued to directors vested immediately. Certain option awards provided for accelerated vesting if there is a change in control (as defined in the plan). The maximum contractual term for all options is 10 years from the date of the grant.

20	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

On August 15, 2012, the Company instituted a new Management Incentive Plan (MIP). Under the MIP, all current employees were given the opportunity to surrender vested and unvested LTIP options, in exchange for proportional MIP units (the Units). All current employees elected to participate in the MIP, and 16,093,879 options were surrendered and canceled by the Company. As of September 30, 2014, former employees and directors with vested options retain those options under the LTIP. At the grant date, the MIP units are 40% vested and continue to vest 15% on each anniversary of the grant date for the next four years. As of September 30, 2014 and 2013, MIP units exchanged on August 15, 2012 were 70% and 55% vested, respectively. MIP units granted to new employees hired since that date are 25% vested on the first anniversary of grant and continue to vest 25% on subsequent anniversaries.

The Units represent each participants share in a bonus pool, of an amount determined by the occurrence of three separate events: a Qualifying Sale, a Debt Discharge, or a Specified IPO (all as defined in the MIP). Under the occurrence of each event (and possibly multiple events), the bonus pool is defined and distributable to the holders of vested units as follows:

•                             In the event that any and all debt under the existing credit agreement is fully repaid (a Debt Discharge), the bonus pool will be $6 million (a Debt Repayment Bonus).

•                             In the event of a “Qualifying Sale” (sale where the Enterprise Value, or the implied value of the Company on a debt free cash free basis based on the aggregate amount of cash and the fair market value of noncash consideration paid to the Company or the shareholders of the Company, exceeds $90 million), a bonus pool equal to 15% of the amount by which the Enterprise value exceeds $90 million will be created. The bonus pool will be further reduced in the event that any Debt Repayment Bonuses have been paid from the pool prior to the Sale.

•                             Upon the occurrence of a Specified IPO (an IPO under the Securities Act of 1933 for which cash proceeds to be received from such offering by the Company are at least $50 million and the Company’s stock becomes listed on a national securities exchange), the bonus pool shall be 15% of the amount by which the enterprise value exceeds $90 million less any Debt Repayment Bonuses previously paid.

Depending on the nature of the liquidity event, the MIP units are able to be settled in either shares or cash. As a result, the MIP grants are considered liability based and will be marked-to-market each reporting period. As of September 30, 2014 and 2013, the MIP liability is classified as current in each year respectively due to the probability that the occurrence of the events specified above would take place within the subsequent fiscal year.

In the table below is a summary of the changes in the MIP liability for the year ended September 30, 2014 (dollars in thousands):

Balance, September 30, 2013	$8,916
Share-based compensation	2,352
Mark-to-market adjustment	(2,502)
Balance, September 30, 2014	$8,766

21	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

Based on the current fair value of the MIP liability, the Company will amortize compensation expense of $3.7 million over the remaining vesting period.

A summary of stock option activity under the Plan as of September 30, 2014 and changes during the year then ended is as follows:

			Weighted
		Weighted	average
		average	remaining
		exercise	contractual
	Shares	price	term (years)
Balance at September 30, 2013	1,672,545	$0.49	2.80
Options granted	—	—	—
Options exercised	—	—	—
Options expired or forfeited	(830,713)	0.45	—
Options surrendered	—	—	—

Balance at September 30, 2014	841,832	$0.53	3.70

Options vested or expected to vest at
September 30, 2014	841,832	$0.53	3.70

Exercisable at September 30, 2014	841,832	$0.53	3.70

The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of the underlying stock. The intrinsic value of all options is zero as all option strike prices are above the fair market value of the Company’s common stock. The aggregate intrinsic value is based on the fair value of the common stock on September 30, 2014 of $0.00 as determined by the valuation analysis of the common stock performed by a third-party valuation firm.

There were no options granted or exercised during the years ended September 30, 2014 and 2013. All remaining granted options (those held by former employees and Board members) are fully vested and related compensation expense has been recognized.

The Company has approximately 2,393,278 contingently issuable restricted and nonvoting common shares that are issuable at the earlier of, but not limited to (i) the sale of substantially all of the Company’s assets, (ii) a merger in which the Company is not the surviving entity, (iii) dissolution or liquidation of the Company, or (iv) an initial public offering of common stock with gross proceeds of at least $15.0 million. These future issuable shares are excluded from the Company’s common stock shares outstanding. Contractual obligations to issue 812,308 of these shares were initially entered into in December 1998. Another obligation for 117,124 shares was entered in August 2003 as part of an executive severance package. Another obligation for 539,037 shares is in conjunction with the exercise of Non-Qualified Employee Stock Options, the result of which is common stock to be issued at a future date. The remaining 925,259 share obligations are in conjunction with the exercise of Non-Qualified Employee Stock Options, the result of which is common stock to be issued at a future date.

22	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

(8)                  Income Taxes

The Company had net operating loss carryforwards of approximately $326.9 million at September 30, 2014 for income tax purposes. Utilization of these net operating losses may be subject to limitations in the event of significant changes in the Company’s stock ownership. Based upon the Company’s ownership history, it is likely an ownership change has occurred. If a stock ownership change has occurred, it is possible a significant portion of the net operating loss carryforwards would be limited in amount and/or expire without being utilized, due to the limitations imposed by the Internal Revenue Code. These carryforwards expire, if unused, at varying dates through 2033. Research and development credits begin to expire in 2018 and are subject to potential limitations, similar to net operating losses.

Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2014 and 2013 are as follows (in thousands):

	2014	2013
Deferred tax assets:
Net operating loss carryforward	$120,793	$121,033
Loss on extinguishment of debt	18,112	17,949
Equipment, principally due to depreciation	503	460
Research credit carryforward	6,930	6,407
Share-based compensation and MIP expense	3,652	3,814
Bonus and vacation expense	1,048	1,091
Deferred revenue	1,520	1,445
Deferred rent and other	4,370	487
Total deferred tax assets	156,928	152,686
Valuation allowance	(155,621)	(151,346)
Net deferred tax assets	1,307	1,340
Deferred tax liability	(1,307)	(1,340)
Net deferred income taxes	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the net deferred tax assets at September 30, 2014 and 2013. The net change in the valuation allowance during the years ended September 30, 2014 and 2013 was increases of approximately $4.3 million and $2.9 million, respectively.

23	(Continued)

iBIQUITY DIGITAL CORPORATION

Notes to Consolidated Financial Statements

September 30, 2014 and 2013

A reconciliation of recorded income tax benefit to that computed by applying the U.S. federal income tax rate of 35% to pretax income is as follows (in thousands):

	2014	2013
Income tax expense at 35%	$(1,912)	$(3,493)
State tax (expense) benefit	724	(280)
Foreign tax expense	(145)	(190)
Change in valuation allowance	(4,275)	(2,869)
Permanent items	5,954	8,640
	$346	$1,808

The permanent items primarily consist of the mark-to-market adjustments related to the management incentive plan liability and the redeemable convertible preferred stock warrants.

The net income tax benefit in 2014 and 2013 includes the impact from the sale of New Jersey state tax losses and research credits as part of the New Jersey Tax Credit Sale program.

(9)                  401(k) Savings Plan

In March 1999, the Company established a qualified defined contribution retirement plan under the provisions of Internal Revenue Code Section 401(k). The participants may contribute any whole percentage of salary each pay period, subject to federal limitations. In 2013, the Company increased the percentage match offered to participants from 25% to 50% up to 6% of pre-tax salary. During the years ended September 30, 2014 and 2013, the Company contributed approximately $0.4 million and $0.3 million, respectively, in matching contributions to this plan.

(10)          Segments and Concentration of Risk

The Company operates in one operating segment, the licensing of HD Radio Technology and related technologies to receiver manufacturers, transmission equipment manufacturers, and broadcasters. Revenues earned from licensing to broadcasters outside the United States are immaterial, as are royalties earned from sales of receivers and transmission equipment outside the United States. The Company’s largest customer accounted for 17% and 11% of its gross revenue in 2014 and 2013, respectively. No amounts were due from this customer at September 30, 2014 or 2013.

(11)          Subsequent Events

The Company has evaluated subsequent events through December 8, 2014, the date that the financial statements were issued, and no matters required adjustment to or disclosure in the accompanying financial statements.

24